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On June 3, 2024, Tesla, Inc. (“Tesla”) distributed the following materials.

Learn more at VoteTesla.com ISS Recommends FOR Tesla’s Redomestication to Texas; Recognizes Strong Performance Since the 2018 Performance Award Proxy advisory firm ISS recently issued recommendations on Tesla’s proposals for the upcoming Annual Stockholders’ Meeting, including a proposal to redomesticate Tesla from Delaware to Texas and a proposal to ratify the 2018 CEO Performance Award. In its report, ISS got it right on Texas, recommending stockholders vote FOR Tesla’s redomestication. This change in legal domicile will provide greater certainty and flexibility for Tesla, enabling more innovation and value creation. ISS also gave incredibly strong arguments to support the ratification of the 2018 CEO Performance Award, recognizing Tesla’s strong performance, including its “mountainous market cap growth” during the last six years, and the incentives that the Award created for Elon that led to “skyrocket[ing] financial performance.” The 2018 Award continues to create a strong incentive for Elon, since he cannot sell any of the stock for five years after exercising the options – which he has not yet done. In spite of these accomplishments and the success of the Award, a technical misunderstanding led ISS to recommend that stockholders reject the Award, leaving Elon without any compensation and without the continuing incentive effect of this Award. With a clear understanding that ratification is by definition all or nothing, how the compensation structure incentivized Elon and the cost of an alternative performance award (outlined below), we believe there would have been no reason for ISS not to recommend in favor of the Award. With all of this in mind, stockholders should make up their own minds: would Tesla have created more than $735 billion1 of market value for you if the 2018 CEO Performance Award had never been granted to Elon? Would Elon even have been incentivized to make Tesla the leading developer of autonomous driving and the first vertically integrated sustainable energy company, if the Board and stockholders had not promised him the 2018 Award? When stockholders think about the future of Tesla, we urge them to think critically about these questions and the points that ISS missed. We need stockholders to once again approve the ratification of the Award – the same one they approved in 2018 – and in doing so, ensure Tesla fulfills our mission to accelerate the world’s transition to sustainable energy while continuing to grow stockholder value. Learn more at VoteTesla.com

Learn more at VoteTesla.com What ISS Got Right We are gratified by ISS’ recommendation for Tesla’s redomestication to Texas. The move to Texas has tangible benefits for Tesla and its stockholders, including: • Marrying our business’ physical and operating home with our legal domicile. Texas is Tesla’s home – our headquarters is there, our principal manufacturing facility is there and thousands of our employees, as well as our executives, have moved there. Like Apple and Microsoft, we believe syncing our principal physical location (and the communities in which we operate) with our legal domicile ensures that judges and legislators that have jurisdiction over Tesla also have a sense of our culture, mission, people and vision. • A legal regime that allows Tesla to pursue its world-changing mission and create value for stockholders. Tesla has a strong sense of mission and purpose and Texas law recognizes the importance of such organizing principles for a Company’s culture and its power in recruitment, motivation and retention from the factory floor to the boardroom. • Strong stockholder rights. As ISS recognized in its report, Texas provides stockholders with substantially equivalent rights as Delaware. • More certainty for innovative, big ticket business decisions. Texas is expected to provide stability and certainty through a highly defined corporate code, and, beginning in September 2024, a dedicated business court, each of which is particularly welcome as Delaware courts are increasingly “second guessing” boards’ and stockholders' reasoned decisions and limiting the freedom of companies to act decisively to create extraordinary stockholder value. ISS recognizes Tesla and Elon’s strong performance since the CEO Performance Award was approved by stockholders in 2018 The report underscores the strong performance and success Tesla saw under Elon’s leadership, creating extraordinary value for stockholders: Tesla's financial performance has skyrocketed along with the value of the earned grant… The company has generated significant value for shareholders and achieved many of the award's performance hurdles, which included the market cap goals of up to $650 billion (maximum hurdle), revenue goals up to $75 billion, and EBITDA goals of up to approximately $14 billion (maximum hurdle).” …Tesla's financial performance has certainly thrived during the duration of this award…” Musk has not received additional compensation since the award, and investors have shared in mountainous market cap growth over the course of the performance award.” It is undeniable that the performance hurdles required under this grant structure represented extraordinary growth in market capitalization and earnings for Tesla and value for its shareholders. The grant structure arguably contributed to the company's significant market cap growth as well as a flip from negative to positive earnings.” ISS recommends that Tesla stockholders vote FOR Proposal Three, the redomestication to Texas Learn more at VoteTesla.com

Learn more at VoteTesla.com What ISS Misunderstood Despite the recognition of the benefits of the 2018 CEO Performance Award to both Tesla and its stockholders, ISS ultimately reached the wrong conclusion about Proposal Four due to a technical misunderstanding around the Award, which we have clearly outlined below. ISS says… “Some investors may find the board's argument compelling, that it would be unfair for CEO Musk not to receive the award, which was previously approved by shareholders, and after achieving the high performance hurdles. However, the concerns raised, both back in 2018 and in the interim, have not been sufficiently mitigated, particularly given that the board has effectively only offered shareholders an ‘all or nothing’ option in this vote.” The FACT is… ISS doesn’t understand the very definition of ratification – under Delaware law, ratification MUST be all or nothing. Ratification presents stockholders with an opportunity to uphold their same vote from 2018. We are pleased that ISS acknowledges the categorically unfair premise of Elon not receiving the Award, given it was a deal that he and the Board agreed to, and that stockholders overwhelming approved back in 2018. We made a deal. Elon delivered. However, ISS has a fundamental misunderstanding of what happens if the Award is not ratified. Through its robust process, the Special Committee was tasked with deciding whether or not ratification was the best path forward for the Company and for its stockholders. As is pointed out by ISS, Elon has not been compensated during the time that Tesla stockholders saw significant value creation. He should be and needs to be compensated. This plan is intended to incentivize, motivate and retain Elon, and if not through ratification of the 2018 Award, the Tesla Board would need to negotiate a replacement compensation package. We believe it is unlikely that such a replacement award would be less costly, less dilutive or create more of an incentive for Elon. Doing so would present several hurdles for Tesla, including significant time and additional costs – all to the detriment of stockholders. For example, a functionally equivalent2 grant of new options could result in an accounting charge of more than $25 billion, compared to the $2.3 billion charge originally recognized for the 2018 Award. ISS says… “…the total award value remains excessive, even given the company's success.” The FACT is… The 2018 CEO Performance Award was worth nothing to Elon when it was awarded – Elon only benefited if he drove increased performance and stockholders benefited. The 2018 CEO Performance Award was put in place to retain and motivate Elon, and Elon’s only opportunity to receive any compensation for his work would come from delivering transformative growth and extraordinary value to stockholders over a 10-year period. He did it in under 6 years. During that time, Tesla created over $735 billion1 of market value for stockholders. Elon hit the extraordinarily difficult targets outlined under the Award, and stockholders have been the beneficiaries of this success. A deal is a deal and Elon deserves to be compensated for upholding his end of the bargain. 01 02 Learn more at VoteTesla.com

Learn more at VoteTesla.com ISS says… It is concerned about the award’s “inability to increase Musk's focus on Tesla.” The FACT is… Elon himself has said the 2018 CEO Performance Award incentivized and motivated him to help Tesla achieve this extraordinary growth. Ratification is about these same things. Additionally, the Award requires Elon to hold his shares following the exercising of any options for five additional years. To date, he has not exercised any shares. Elon has stronger incentives to focus on Tesla with this Award than without it. ISS says… There is “uncertainty about the company's future compensation structure” and a lack of clarity regarding “less costly pay structures.” The FACT is… With regards to the 2018 CEO Performance Award, there is no uncertainty – Elon deserves to be paid for the tremendous value he has created for stockholders over the past six years. Not ratifying the Award does not mean that the Company will save money. In fact, negotiating a new performance award will incur additional costs for the Company relative to ratification. With regards to future performance awards: Elon’s performance awards for the past decade have been clearly laid out and aligned with stockholders’ interests. So much so that early in the Board’s 2018 process, 15 of Tesla’s largest institutional stockholders were consulted and their views were solicited regarding their views on the previous Performance Award and considerations for a new compensation award for Elon. As we have always done, we will determine future compensation at the appropriate time with the input and engagement of our stockholders. For now, we need to focus on how we restore fairness to our company and fulfill the promises we previously made. A deal should be a deal. Elon was incentivized to deliver this strong performance due to the 100% at risk CEO Performance Award – the terms of which had been agreed upon between the Board and Elon and stockholders in 2018. He delivered on his end of the bargain. It’s time for us to deliver on ours. Make sure your voice is heard and your vote is upheld! Vote FOR Proposals 3 and 4 ahead of this year’s Annual Stockholders’ Meeting on June 13 To learn more about these two proposals, including how to vote, visit VoteTesla.com 1. Source: FactSet. Based on change in market value from March 21, 2018 to December 31, 2023 2. Refer to Special Committee report. Additional Information and Where to Find It Tesla, Inc. (“Tesla”) has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A with respect to its solicitation of proxies for Tesla’s 2024 annual meeting (the “Definitive Proxy Statement”). The Definitive Proxy Statement contains important information about the matters to be voted on at the 2024 annual meeting. STOCKHOLDERS OF TESLA ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TESLA HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT TESLA AND THE MATTERS TO BE VOTED ON AT THE 2024 ANNUAL MEETING. Stockholders are able to obtain free copies of these documents and other documents filed with the SEC by Tesla through the website maintained by the SEC at www.sec.gov. In addition, stockholders are able to obtain free copies of these documents from Tesla by contacting Tesla’s Investor Relations by e-mail at ir@tesla.com, or by going to Tesla’s Investor Relations page on its website at ir.tesla.com Participants in the Solicitation The directors and executive officers of Tesla may be deemed to be participants in the solicitation of proxies from the stockholders of Tesla in connection with 2024 annual meeting. Information regarding the interests of participants in the solicitation of proxies in respect of the 2024 annual meeting is included in the Definitive Proxy Statement. Forward-Looking Statements Certain statements in this document are forward-looking statements that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations. Various important factors could cause actual results to differ materially, including the risks identified in our SEC filings. Tesla disclaims any obligation to update any forward-looking statement contained in this document. Tesla © 2024 03 04

On May 31, 2024, Elon Musk posted the following on X.

On June 1, 2024, Elon Musk posted the following on X.

Additional Information and Where to Find It

Tesla, Inc. (“Tesla”) has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A with respect to its solicitation of proxies for Tesla’s 2024 annual meeting (the “Definitive Proxy Statement”). The Definitive Proxy Statement contains important information about the matters to be voted on at the 2024 annual meeting. STOCKHOLDERS OF TESLA ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TESLA HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT TESLA AND THE MATTERS TO BE VOTED ON AT THE 2024 ANNUAL MEETING. Stockholders are able to obtain free copies of these documents and other documents filed with the SEC by Tesla through the website maintained by the SEC at www.sec.gov. In addition, stockholders are able to obtain free copies of these documents from Tesla by contacting Tesla’s Investor Relations by e-mail at ir@tesla.com, or by going to Tesla’s Investor Relations page on its website at ir.tesla.com.

Participants in the Solicitation

The directors and executive officers of Tesla may be deemed to be participants in the solicitation of proxies from the stockholders of Tesla in connection with 2024 annual meeting. Information regarding the interests of participants in the solicitation of proxies in respect of the 2024 annual meeting is included in the Definitive Proxy Statement.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting Tesla’s current expectations that involve risks and uncertainties. These forward-looking statements include, but are not limited to, statements concerning its goals, commitments, strategies and mission, its plans and expectations regarding the proposed redomestication of Tesla from Delaware to Texas (the “Texas Redomestication”) and the ratification of Tesla’s 2018 CEO pay package (the “Ratification”), expectations regarding the future of litigation in Texas, including the expectations and timing related to the Texas business court, expectations regarding the continued CEO innovation and incentivization under the Ratification, potential benefits, implications, risks or costs or tax effects, costs savings or other related implications associated with the Texas Redomestication or the Ratification, expectations about stockholder intentions, views and reactions, the avoidance of uncertainty regarding CEO compensation through the Ratification, the ability to avoid future judicial or other criticism through the Ratification, its future financial position, expected cost or charge reductions, its executive compensation program, expectations regarding demand and acceptance for its technologies, growth opportunities and trends in the markets in which we operate, prospects and plans and objectives of management. The words “anticipates,” “believes,” “continues,” “could,” “design,” “drive,” “estimates,” “expects,” “future,” “goals,” “intends,” “likely,” “may,” “plans,” “potential,” “seek,” “sets,” “shall,” “spearheads,” “spurring,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Tesla may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on Tesla’s forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These forward-looking statements involve risks and uncertainties that could cause Tesla’s actual results to differ materially from those in the forward-looking statements, including, without limitation, risks related to the Texas Redomestication and the Ratification and the risks set forth in Part I, Item 1A, “Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and that are otherwise described or updated from time to time in Tesla’s other filings with the SEC. The discussion of such risks is not an indication that any such risks have occurred at the time of this filing. Tesla disclaims any obligation to update any forward-looking statement contained in this document.